EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is effective as of this 29th day of January, 2001, by and between NVE Corp. ("Employer") and Daniel Baker ("Employee"). (The term "Employer" includes any present or future related or affiliated companies.)

     WHEREAS, Employer desires to employ Employee as its President and Chief Executive Officer and Employee desires to be employed by Employer in such capacity.

     NOW THEREFORE, in consideration of the foregoing the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.     EMPLOYMENT

     (a) Employer agrees to employ Employee on a full time basis. Employee accepts such employment and agrees, so long as he continues to be employed by Employer, to devote his full time and skills to the conduct of Employer's business operations, performing such duties as are ordinarily performed by an employee in his position and as directed by the Board of Directors of Employer. Employee agrees to serve Employer diligently and faithfully to advance its best interests. Notwithstanding the foregoing, Employee is an employee at will and Employer has the right to terminate Employee at any time, with or without cause, under this Agreement.

     (b) Employee will not, without the express written permission of Employer, engage in any substantial private business activities (whether or not entered into for profit) outside, or separate from his employment with Employer which would materially affect Employee's ability to perform his obligations hereunder. Nothing in this Agreement prohibits Employee from investing resources in a business enterprise.

2.      COMPENSATION

     (a) Salary. Upon the effective date of this Agreement Employee shall receive an annual base salary (the "Salary"), paid according to customary and usual payroll practices for employees of a similar class and status and subject to state and federal taxes, social security and other applicable withholdings, equal to one hundred seventy-five thousand dollars ($175,000). Salary increases, if any, are to be paid as determined by Employer's Board of Directors, in its sole discretion.

     (b) Bonus. Employee shall also have the ability to earn an annual bonus in cash compensation equal to up to forty percent (40%) of the Salary (the "Bonus"). The Bonus shall be determined at the conclusion of each year of employment and shall be granted in the sole and absolute discretion of Employer's Board of Directors.

     (c) Stock Options. Upon the effective date of this Agreement Employer will, subject to compliance with applicable tax, securities laws, and other legal requirements, grant to Employee and option to purchase up to seven hundred thousand (700,000) shares of Employer's common stock (the "Option"). The Option will be granted pursuant to a separate written stock option agreement in the customary form provided under Employer's 2000 Stock Option Plan and Employer agrees to structure the grants in a way which is tax advantageous to the Employee (including a possible mix of qualified and non-qualified stock options). The Option will have an exercise price not less than the fair market value of Employer's common stock on the date of grant, and will have a term of ten (10) years. The vesting of the Option will be as follows: 25% (175,000 shares) shall vest upon the effective date of this Agreement, An additional 25% (175,000 shares) shall vest upon each of January 29, 2002, January 29, 2003, and January 29, 2004.

     (d) Benefits. Employer also agrees to provide Employee such benefits as are normally offered to other full time executive employees, all in accordance with the policies of Employer in effect from time to time during the term of this Agreement in connection with any such benefits.

3.  TERM AND TERMINATION. Employee's employment hereunder is terminable at will by Employer or Employee at any time. Accordingly, either Employer or Employee may terminate Employee's employment by Employer at any time with or without cause or reason. Employee's right to receive the compensation and benefits provided in this Agreement shall cease upon the effective date of termination under this Agreement. Any additional vesting of the Option shall cease upon the effective date of the termination under this Agreement.

4.     CONFIDENTIAL INFORMATION ASSIGNMENT OF INVENTIONS

     (a) CONFIDENTIAL INFORMATION means information, not generally known, and proprietary to Employer or to a third party for whom Employer is performing work, including, without limitation, patent or trade secret information, about Employer's processes and products, information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, customer lists, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to Employee, or to which Employee obtain access, whether originated by Employee or by others, during the period of his employment, which he has reasonable basis to believe to be Confidential Information, or which is treated by Employer as being Confidential Information, shall be presumed to be Confidential Information.

     (b) INVENTIONS means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Employer, or (2) which relate to Employer's actual or demonstrably anticipated research or development, or (3) which result from any work performed by me for Employer, (4) for which equipment, supplies, facility or trade secret information of Employer is used, or (5) which is developed on any Employer time.

     (c) With respect to Inventions made, authored or conceived by Employer, either solely or jointly with others during his employment, whether or not during normal working hours or whether or not at Employer's premises, Employee will:

          1. Keep accurate, complete and timely records of such Inventions, which records shall be Employer property and be retained on Employer's premises.

          2. Promptly and fully disclose and describe such Inventions in writing to Employer

          3. Assign to Employer all of his rights to such Inventions, and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries.

          4. Acknowledge and deliver promptly to Employer (without charge to Employer but at the expense of Employer) such written instruments and to do such other acts as may be necessary in the opinion of Employer to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Employer.

     (d) The above provision of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of Employer or (b) to Employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Employer.

     (e) Except as required in Employee's duties to Employer, Employee will never, either during his employment by Employer or thereafter, use or disclose any Confidential Information as defined herein.

     (f) Upon termination of his employment with Employer, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information including all copies or specimens thereof in Employee's possession, whether prepared or made by Employee or others, will be returned by Employer to Employee.

5.     GENERAL PROVISIONS

     (a) Injunctive Relief. In recognition of the irreparable harm that violation of the covenants contained herein would cause Employer, Employee agrees that, in addition to any relief afforded by law, an injunction against such violation or violations may be issued against him and every other person concerned thereby. The parties understand that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.

     (b) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties agree that any action brought under the terms of this Agreement shall be venued in Hennepin County in the State of Minnesota.

     (c) Attorneys' Fees. If any legal action or other proceeding is brought to enforce this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     (d) Notices. All notices, requests and other communications from any of the parties hereto to another shall be in writing and shall be personally served or sent by registered or certified mail, return receipt requested, and shall be deemed to have been given on the day when deposited in the United States Mails addressed to the other party as follows, provided that either party may from time to time change the address to which notices to it are to be sent by giving written notice to the other in accordance herewith. Notices to Employer shall be given to Employer at its registered office which, as of the date of this Agreement, is 11409 Valley View Road, Eden Prairie, Minnesota 55344. Notices to Employee shall be addressed to Employee at Employee's residence address as the same appears on Employer's records.

     (e) Entirety of Agreement. This Agreement constitutes the final expression of the parties' agreement, and it is a complete and exclusive statement of the terms of that agreement. There are no agreements or understandings between Employer and Employee with respect to the subject matter hereof except as expressly herein stated. This Agreement supersedes and replaces any prior employment agreement between the parties whether oral or written relating generally to the same subject matter. Except as expressly provided herein, so long as Employee is employed by Employer, Employee will continue to be subject to Employer's written policies and procedures as may be amended from time to time and of which Employee receives a copy.

     (f) Amendments. This Agreement may be modified or rescinded only by an instrument in writing signed by Employer and Employee. No amendment, alteration or modification of the express terms of this Agreement shall be binding unless set forth in an instrument in writing signed by Employer and Employee.

     (g) Waiver. Waiver by either Employer or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

     (h) Assignment. The rights and obligations of Employer hereunder may be transferred or assigned to any successor, representative or assign of Employer. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void. All obligations of Employer and Employee arising out of this Agreement shall be binding upon their heirs, spouses, legal representatives, successors and permitted assigns.

     (i) Severability. All provisions of this Agreement shall be deemed severable. The enforceability, illegality or invalidity of any provision herein or portion thereof shall not affect the enforceability, legality or validity of any other, further or additional provision hereof, all of which shall remain valid, binding and enforceable in accordance with their terms. Should any provision, term or condition of this Agreement be held unenforceable, illegal or invalid as being too broad with respect to duration, scope or subject matter, such provision, term or condition shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law.

     (j) At-Will Employment. No provision of this Agreement shall be construed as giving Employee any right of continuing employment with Employer, it being understood that this Agreement and the employment relationship between Employer and Employee are terminable at will by Employer, with or without cause or reason.

     (k) Survival of Obligations. Employee's obligations under Section 3 shall survive the termination of this Agreement and Employee's employment with Employer.

     (l) Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (m) Captions. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions.

     (n) Consideration; Reasonable and Necessary Provisions. The parties agree that the provisions of this Agreement are reasonable and necessary for the protection of Employer and that Employer's agreement to grant to Employee the Option constitutes consideration for Employee agreeing to be bound by the terms and conditions of this Agreement.

EMPLOYER:                      NVE CORP.

Dated: 1/29/01                 By /s/ James M. Daughton
                                  ------------------------------------------
                                  James M. Daughton, Chief Technical Officer
                                  (Print Name and Title)

EMPLOYEE:

Dated: 1/29/01                 By /s/ Daniel Baker
                                  -------------------------------------------
                                  Daniel Baker